Exhibit E
December 4, 2020
Computershare Inc.
Computershare Trust Company, N.A.
150 Royall Street
Canton, MA 02021
Letter Agreement
Ladies and Gentlemen:
Reference is made to the Amended and Restated Master Fiscal Agency Agreement dated as of December 24, 2013 (the “Agreement”) between The State of Israel (the “State”), and Computershare Inc. and Computershare Trust Company, N.A. (collectively, “Computershare”).
This letter agreement (“Letter Agreement”) is intended to memorialize certain agreements reached by the State and Computershare related to the Agreement. Accordingly, the State and Computershare hereby agree as follows:
1.   Pursuant to Section 9.12(a) of the Agreement, the term of the Agreement shall be extended for an additional period of one year from December 15, 2020 to December 15, 2021.
2.   If the State does not give written notice of termination of the Agreement to Computershare at least 60 days prior to December 15, 2021, then the Agreement shall automatically renew for an additional period of one year from December 15, 2021 to December 15, 2022.
3.   Except as specifically set forth in this Letter Agreement, the Agreement shall remain in full force and effect in accordance with its terms. This Letter Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether written or oral, with respect to the subject matter hereof.
If the foregoing accurately reflects your understanding of our agreement, please execute this Letter Agreement on behalf of Computershare and return a copy of it to the State.
[SIGNATURE PAGE FOLLOWS]

Very truly yours,
STATE OF ISRAEL
By:
/s/ Gil Cohen

Name:
Gil Cohen

Title:
Senior Deputy Accountant General

By:
/s/ David Erdfarb

Name:
David Erdfarb

Title:
Head of Global Debt Capital

Markets and FX Transactions
Accepted and agreed as of the date set forth above.
COMPUTERSHARE INC.
COMPUTERSHARE TRUST COMPANY, N.A.
On Behalf of Both Entities:
By:
/s/ Jennifer Warren

Name: Jennifer Warren
Title: CEO Issuer Services, North America